Exhibit 23.1

[Letterhead of BDO]

Consent of Independent Registered Public Accounting Firm

Aviat Networks, Inc.
Milpitas, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated September 6, 2017, relating to the consolidated financial statements and schedule of Aviat Networks, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017.

/s/ BDO USA, LLP
San Jose, California
May 14, 2018